EXHIBIT 10.3    Cigna Corporation Non-Employee Director Compensation Program

Amended and Restated Effective January 1, 2012

I. Board and Committee Retainers

A. Annual Board Retainer

Each non-employee director of Cigna Corporation (“Director”) receives $275,000 annually for Board membership (“Annual Board Retainer”). A portion ($95,000) of the Annual Board Retainer is paid in cash and the balance ($180,000) is paid as an award of Cigna Corporation Common Stock (“Common Stock”).

B. Committee Member Retainer

Each Director receives $10,000 annually for each committee membership. The Committee member retainer is paid in cash. Members of the Executive Committee do not receive this retainer for their service on the Executive Committee.

C. Committee Chair Retainer

Each Committee chair other than the chair of the Executive Committee receives $5,000 annually paid in cash for service as a Committee Chair.

II. Chairman Retainer

A non-employee director serving as Chairman of the Board of Directors (“Chairman”) also receives $225,000 annually for service as Chairman (“Chairman Retainer”). The Chairman Retainer is paid in cash.

III. Award and Payment of Retainers

All retainer payments are made in equal installments on a quarterly basis.

A. Cash Retainers

Cash retainers are paid during a calendar quarter to Directors who are in active service at any time during that quarter.

B. Common Stock Retainers

Common Stock for the Annual Board Retainer is awarded in a calendar quarter to Directors who are in active service at any time during that quarter.

The number of shares of Common Stock awarded is determined by dividing the dollar amount of the applicable award by the closing price of Common Stock, as reported on the NYSE or successor or alternate means of publishing stock price on the last business day of the second month of the quarter.

Fractional shares are not awarded. The number of shares of Common Stock awarded is rounded down to a whole number of shares and the cash value of any fractional share is paid as soon as practicable during the quarter after the award date.

C. Deferred Compensation Elections

Directors may elect to defer some or all of their compensation described above under the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation.

IV. Other Benefits

A. Benefits for Active Directors

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Basic Group-Term Life Insurance coverage. Each Director is provided coverage in the amount of the Annual Board Retainer.

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Travel Accident Insurance coverage. Each Director is provided coverage in the amount of three times the Annual Board Retainer.

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Financial Planning. Directors may use the financial planning services available to Cigna executive officers. Any reimbursements paid to Directors under this program shall be paid on or before March 15 of the year after the year the expense is incurred.

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Insurance. Directors may purchase or participate, on an after-tax basis, in life insurance, medical/dental care programs, long-term care, property/casualty personal lines and various other insurance programs available to Cigna employees.

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Matching Gifts. Directors may participate in the matching charitable gift program available to Cigna employees, under which up to $5,000 annually may be matched.

B. Post-Separation Benefits

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Directors serving on January 1, 2006 are eligible, upon separation from service after nine years of service, to participate on an after-tax basis in medical/dental care programs available to retired employees for two years and to use the financial planning services available to active Directors (up to $5,000) for one year following separation from service. These Directors are also provided $10,000 basic group term life insurance coverage for life.

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All Directors may, at their own expense and if otherwise eligible, also continue life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies.

For all taxable post-separation benefits or reimbursements, the amount provided or eligible for reimbursement during a particular year may not affect the expenses eligible for reimbursement or benefits provided in any other year. The reimbursement of an eligible expense is made on or before the last day of the year after the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

V. General

To the extent that a benefit under this program is subject to Internal Revenue Code Section 409A (“Section 409A”), it is intended that this program as applied to that benefit comply with the requirements of Section 409A, and the program shall be so administered and interpreted.

Notwithstanding any other provision of this program, if a Director is a specified employee (within the meaning of Treas. Reg. §1.409A-1(i) or any successor provision) as of the date of separation from service (within the meaning of Treas. Reg. §1.409A-1(h) or any successor provision), payments and taxable benefits subject to Section 409A due upon separation from service shall be delayed until the seventh month following the date of separation from service.

A Director’s right to receive program benefits represents an unsecured claim against Cigna’s general assets. Except as otherwise permitted by applicable law, no right to receive program payments shall be transferable or assignable by a Director or subject in any manner to anticipation, sale, alienation, pledge, encumbrance, attachment or garnishment by a Director’s creditors, and any such attempt shall be void and of no force or effect.

VI. Share Ownership Guidelines

Each Director is required to hold at least $500,000 worth of Common Stock, deferred Common Stock, Units, restricted share equivalents, hypothetical shares of Common Stock or a combination.

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